Filed Pursuant to Rule 433

Registration No. 333-151922

Final Term Sheet

March 24, 2009

VERIZON COMMUNICATIONS INC.

$1,750,000,000 6.35% Notes due 2019

$1,000,000,000 7.35% Notes due 2039

Issuer:	Verizon Communications Inc.

Title of Securities:	6.35% Notes due 2019 (the “Notes due 2019”) 7.35% Notes due 2039 (the “Notes due 2039”)

Trade Date:	March 24, 2009

Settlement Date (T+3):	March 27, 2009

Maturity Date:	Notes due 2019: April 1, 2019
Notes due 2039: April 1, 2039

Aggregate Principal Amount Offered:	Notes due 2019: $1,750,000,000
Notes due 2039: $1,000,000,000

Price to Public (Issue Price):	Notes due 2019: 98.518% plus accrued interest, if any, from March 27, 2009
Notes due 2039: 98.288% plus accrued interest, if any, from March 27, 2009

Gross Spread:	Notes due 2019: 0.450%
Notes due 2039: 0.750%

Price to Verizon:	Notes due 2019: 98.068%
Notes due 2039: 97.538%

Interest Rate:	Notes due 2019: 6.35% per annum
Notes due 2039: 7.35% per annum

Interest Payment Dates:	Semiannually on each April 1 and October 1, commencing October 1, 2009.

Denominations:	Minimum of $2,000 and integral multiples of $1,000 in excess of $2,000.

Optional Redemption:	Make-whole call at any time at the greater of 100% of the principal amount of the Notes due 2019 being redeemed or the discounted present value at Treasury Rate plus 75 basis points plus accrued and unpaid interest.

Make-whole call at any time at the greater of 100% of the principal amount of the Notes due 2039 being redeemed or the discounted present value at Treasury Rate plus 75 basis points plus accrued and unpaid interest.

Joint Book-running Managers:	Banc of America Securities LLC, Barclays Capital Inc., Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated, Greenwich Capital Markets, Inc. and UBS Securities LLC

Allocation:

Principal Amount of Notes Due 2019	Principal Amount of Notes Due 2039

Banc of America Securities LLC

Barclays Capital Inc.

Credit Suisse Securities (USA) LLC

Citigroup Global Markets Inc.

Goldman, Sachs & Co.

Morgan Stanley & Co. Incorporated

Greenwich Capital Markets, Inc.

UBS Securities LLC

Mitsubishi UFJ Securities (USA), Inc.

J.P. Morgan Securities Inc.

RBC Capital Markets Corporation

Wachovia Capital Markets, LLC

$175,000,000 175,000,000 175,000,000 175,000,000 175,000,000 175,000,000 175,000,000 175,000,000 175,000,000 70,000,000 70,000,000 35,000,000	$100,000,000 100,000,000 100,000,000 100,000,000 100,000,000 100,000,000 100,000,000 100,000,000 100,000,000 40,000,000 40,000,000 20,000,000

$1,750,000,000	$1,000,000,000

Reference Document:	Prospectus Supplement, subject to completion, dated March 24, 2009; Prospectus dated March 24, 2009.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC toll-free at 1-800-294-1322, Barclays Capital Inc. toll-free at 1-888-227-2275 ext. 2663 or Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.

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